Exhibit 99.1

CONTACT:

Steve Martens, VP Investor Relations

Molex Incorporated

630-527-4344

For Immediate Release

MOLEX REPORTS FOURTH QUARTER AND FULL FISCAL YEAR RESULTS

Lisle, Illinois – August 8, 2012 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its fourth quarter and full fiscal year ended June 30, 2012.

Fourth Quarter Results

	Three Months Ended
USD millions, except per share data	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011
Net revenue	$858.5	$837.1	$913.7
Net income	72.0	64.9	77.3
Earnings per share	0.40	0.36	0.44

Net revenue for the June 2012 quarter was $858.5 million, a 2.6% increase from the March 2012 quarter and 6.0% decrease from the June 2011 quarter. In local currencies, net revenue increased 3.3% compared with the March 2012 quarter and decreased 4.4% compared with the June 2011 quarter. Orders for the June 2012 quarter were $901.0 million, an increase of 3.3% from the March 2012 quarter, resulting in a book-to-bill ratio of 1.05 to 1.0 for the June 2012 quarter.

Net income for the June 2012 quarter was $72.0 million or $0.40 per share, compared with $64.9 million, or $0.36 per share, for the March 2012 quarter and $77.3 million, or $0.44 per share, for the June 2011 quarter.

“We are encouraged with our margin performance in the June quarter even though revenue was below our expectations. More importantly, bookings have now increased sequentially in Q3 and Q4 and new product design activity remains extremely strong,” commented Martin P. Slark, Chief Executive Officer. “At this time of global economic uncertainty, we have several new product introductions scheduled for the September quarter that, coupled with the pre-Christmas build, are expected to drive revenue growth at a rate in excess of the connector industry.”

Other financial highlights for the quarter ended June 30, 2012:

•

Gross profit margin was 30.0%, compared with 30.5% in the March 2012 quarter and 30.8% in the June 2011 quarter. The March 2012 quarter benefitted from favorable product mix, while the June 2011 quarter was achieved with higher revenue and lower commodity costs.

•

SG&A expense was $161.6 million, compared with $163.9 million in the March 2012 quarter and $167.9 million in the June 2011 quarter. SG&A expense included an insurance reimbursement of $6.0 million ($0.02 per share) related to losses incurred as a result of the March 2011 earthquake and tsunami in Japan.

•

Backlog was $416.4 million, an increase of $39.5 million or 10.5% from the March 2012 quarter. This increase is a direct result of orders for new products that will launch in the September 2012 quarter.

•	Capital expenditures were $77.7 million or 9.0% of revenue, including significant investments for new product introductions.

•

The effective tax rate of 24.3% included a one-time benefit of $6.1 million ($0.03 per share) due to the recognition of foreign tax credits and the reversal of deferred tax liabilities related to the repatriation of foreign earnings. Excluding the one-time benefit, the effective tax rate was 30.8%.

Full Fiscal Year Results

	Twelve Months Ended
USD millions, except per share data	Jun. 30, 2012	Jun. 30, 2011
Net revenue	$3,489.2	$3,587.3
Net income	281.4	298.8
Earnings per share	1.59	1.70

Net revenue for the full fiscal year ended June 30, 2012 was $3.5 billion, a 2.7% decrease from the prior fiscal year. Net revenue in local currencies decreased 4.3% from the prior fiscal year. Net income for the year ended June 30, 2012 was $281.4 million or $1.59 per share, compared with net income of $298.8 million or $1.70 per share in the prior fiscal year. The effective tax rate for the fiscal year ended June 30, 2012 was 29.7%.

“Despite the challenging economic environment, we are pleased with our overall operating performance during fiscal 2012. We worked hard to overcome disruptions from the earthquake and tsunami in Japan and the floods in Thailand. We were also very successful in fulfilling customer requirements in a record setting first quarter, which was followed by a significant slowdown in overall demand in the second quarter,” commented Martin P. Slark. “For the full year we increased our gross margin while significantly improving our quality and delivery metrics, introduced many new products and generated record cash flow which allowed us to increase our dividend by 10%.”

Outlook

Based upon current order rates, customer backlog and scheduled new product launches, the Company estimates revenue in a range of $900 to $940 million for the September 2012 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.37 to $0.41 assuming constant foreign currency rates, unchanged commodity prices and an effective tax rate in the range of 30% to 32%.

Earnings Conference Call Information

A conference call will be held on Wednesday, August 8, 2012 at 8:30 a.m. central time. Please dial (888) 679-8037 to participate in the call. International callers should dial (617) 213-4849. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 77269585. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30 a.m. central time at (888) 286-8010 or (617) 801-6888 / pass code 71037736.

Other Investor Events

Sep. 05, 2012 – Citi’s Annual 2012 Technology Conference in New York

Sep. 12, 2012 – Deutsche Bank’s dbAccess 2012 Technology Conference in Las Vegas

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “expect,” “anticipate,” “outlook,” “forecast,” “could,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “potential,” variations of such words and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Respective risks, uncertainties, and assumptions that could affect the outcome or results of operations are described in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended June 30, 2011, and the Form 10-Q for the quarters ended September 30, 2011, December 31, 2011 and March 31, 2012.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied, or forecast by our forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, industry trends, global economic conditions, success of customers, cost of raw materials, value of inventory, availability of credit, currency exchange rates, labor costs, protection of intellectual property, cost reduction initiatives, acquisition synergies, manufacturing strategies, product development introduction and sales, regulatory changes, competitive strengths, natural disasters, unauthorized access to data, government investigations and outcomes of legal proceedings. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions, or otherwise.

Molex Incorporated is a 73-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 40 manufacturing locations in 16 countries. The Molex website is www.molex.com.

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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$637,417	$532,599
Marketable securities	14,830	13,947
Accounts receivable, less allowances of $37,876 and $42,297, respectively	751,279	811,449
Inventories	531,825	535,953
Deferred income taxes	110,789	129,158
Other current assets	33,098	32,239

Total current assets	2,079,238	2,055,345
Property, plant and equipment, net	1,150,549	1,168,448
Goodwill	160,986	149,452
Non-current deferred income taxes	50,038	38,178
Other assets	170,692	186,429

Total assets	$3,611,503	$3,597,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$104,933	$119,764
Accounts payable	355,491	359,812
Accrued expenses:
Salaries, commissions and bonuses	89,404	90,913
Restructuring	10,250	14,049
Accrual for unauthorized activities in Japan	184,177	182,460
Other	112,381	112,666
Income taxes payable	30,221	2,383

Total current liabilities	886,857	882,047
Other non-current liabilities	18,174	23,879
Accrued pension and postretirement benefits	115,176	100,866
Long-term debt	150,032	222,794

Total liabilities	1,170,239	1,229,586

Commitments and contingencies

Total stockholders’ equity	2,441,264	2,368,266

Total liabilities and stockholders’ equity	$3,611,503	$3,597,852

Molex Incorporated

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Years Ended June 30,
	2012	2011	2012	2011
Net revenue	$858,526	$913,666	$3,489,189	$3,587,334
Cost of sales	600,904	632,264	2,420,726	2,499,197

Gross profit	257,622	281,402	1,068,463	1,088,137

Selling, general and administrative	161,581	167,914	657,732	643,462
Unauthorized activities in Japan	3,093	3,366	11,259	14,476

Total operating expenses	164,674	171,280	668,991	657,938

Income from operations	92,948	110,122	399,472	430,199

Interest (expense) income, net	(663)	(859)	(5,360)	(5,708)
Other income (expense)	2,836	(318)	6,155	5,448

Total other income (expense)	2,173	(1,177)	795	(260)

Income before income taxes	95,121	108,945	400,267	429,939

Income taxes	23,160	31,669	118,890	131,131

Net income	$71,961	$77,276	$281,377	$298,808

Earnings per share:
Basic	$0.41	$0.44	$1.60	$1.71
Diluted	$0.40	$0.44	$1.59	$1.70

Dividends declared per share	$0.2200	$0.2000	$0.8200	$0.7025

Average common shares outstanding:
Basic	176,437	175,253	175,980	174,812
Diluted	178,231	176,795	177,382	175,943

Molex Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Years Ended June 30,
	2012	2011
Operating activities:
Net income	$281,377	$298,808
Add (deduct) non-cash items included in net income:
Depreciation and amortization	236,974	242,171
Deferred income taxes	10,236	37,514
Loss on sale of property, plant and equipment	2,580	4,843
Share-based compensation	23,335	22,461
Other non-cash items	(20,561)	(22,554)
Changes in assets and liabilities:
Accounts receivable	44,161	(16,401)
Inventories	(5,338)	(25,916)
Accounts payable	312	(63,984)
Other current assets and liabilities	(10,246)	(9,298)
Other assets and liabilities	10,889	(1,493)

Cash provided from operating activities	573,719	466,151

Investing activities:
Capital expenditures	(227,101)	(262,246)
Proceeds from sales of property, plant and equipment	3,444	1,804
Proceeds from sales or maturities of marketable securities	12,496	11,936
Purchases of marketable securities	(14,934)	(8,328)
Acquisitions	(24,000)	(18,847)
Other investing activities	22,400	4,972

Cash used for investing activities	(227,695)	(270,709)

Financing activities:
Proceeds from revolving credit facility	75,000	105,000
Payments on revolving credit facility	(260,000)	(20,000)
Proceeds from short-term loans and current portion of long-term debt	—	57,620
Payments on short-term loans and current portion of long-term debt	(53,748)	(60,270)
Proceeds from issuance of long-term debt	150,000	—
Payments on long-term debt	(575)	(48,356)
Cash dividends paid	(140,638)	(114,410)
Exercise of stock options	7,873	7,269
Other financing activities	(4,194)	(4,044)

Cash used for financing activities	(226,282)	(77,191)

Effect of exchange rate changes on cash	(14,924)	37,996

Net increase (decrease) in cash and cash equivalents	104,818	156,247
Cash and cash equivalents, beginning of year	532,599	376,352

Cash and cash equivalents, end of year	$637,417	$532,599